Exhibit 10.8

June 8, 2012

Dear Gordie:
On April 18, 2012, you and Zeltiq Aesthetics, Inc. (the “Company”) entered into a written agreement regarding your transition from the Company (the “Transition Agreement”). Among other things, the Transition Agreement provided that the terms set forth therein would be further documented in a subsequent written separation agreement. This Separation Agreement is the subsequent written separation agreement and, once signed by you, it shall supersede and replace the Transition Agreement in its entirety.
1.SEPARATION DATE AND BOARD RESIGNATION. You resigned your employment with the Company on April 18th, 2012 (the “Separation Date”). You also resigned from the Company's Board of Directors on and effective as of the Separation Date. On the Separation Date, you were paid all accrued salary, and all accrued but unused vacation time, less applicable deductions and withholdings.

2.SEVERANCE BENFITS. Upon signing this Separation Agreement, and allowing the releases contained herein to become effective, the Company will provide you with the following severance benefits:

(i)    Severance Payments. In lieu of the severance benefits set forth in your Offer Letter with the Company, the Company will provide you with fifteen (15) months of continuing monthly base salary payments (less required deductions and withholdings) beginning on the Separation Date (the “Severance Payment Period”). These payments shall begin within ten (10) days after the Effective Date (as defined in Section 10 herein), with the first payment containing your base salary from the Separation Date through the first payment date..
(ii)    COBRA Payments.
(a)    Provided that you timely elect continuing health and dental coverage through COBRA, the Company will reimburse you for COBRA premium payments (for you and all covered dependents) during the Severance Payment Period or until you become eligible for coverage through a subsequent employer, whichever is earlier (the “COBRA Premiums”). In addition, with regard to your families' non-elective medical expenses incurred during the Severance Payment Period which are not covered by the healthcare policies available to you under COBRA, the Company will pay you a bonus of up to a maximum of $25,000.00 upon presentation of reasonable proof of your actual out of pocket expenses.
(b)    Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a fully taxable cash payment equal to the amount of the monthly COBRA premium you would be required to pay to continue your group health coverage (including coverage for any covered dependents) for that month (such amount, the “Special Cash Payments”). In the event the Company opts for the Special Cash Payments, you could use, but would not be obligated to use, the Special Cash Payments toward the cost of COBRA premiums.
(iii)    Vesting of Stock Options and Restricted Stock Units. The vesting of your Company stock options and Restricted Stock Units (“RSUs”) will be accelerated such that you will receive vesting of any such options and RSUs which would have vested had you remained employed from the Separation Date through September 14, 2012. In addition, you will be given fifteen (15) months from the Separation Date to exercise your vested but unexercised Company Stock Options. You and the Company agree that the final spreadsheet provided to you on June 7, 2012 constitutes an accurate and complete summary of your Company stock options and RSUs. Except as set forth in this Section 2(iii), your Company stock options and RSUS will continue to be governed by the applicable stock option plan, stock option agreement, and restricted stock purchase agreement. You acknowledge and agree that the Company makes no representations as to the tax treatment of your Company stock options and RSUs and that you have been advised to seek independent tax advice as to these issues.

(iv)    Directors and Officers (“D&O”) Insurance. The Company will continue to cover you as an insured former director and officer under its current D&O insurance policy and any subsequent renewals of such D&O coverage.

(v)    Princeton Office Lease Payments: The Company will make monthly payments on the Princeton Office Lease for the twelve month period beginning May 1, 2012, and ending on April 30, 2013, for a total aggregate amount of up to $40,000.00.

(vi)    Moving Allowance: The Company will reimburse you for up to $20,000.00 for moving expenses related to the relocation of your personal items from the Pleasanton, CA office and apartment to Princeton, NJ. These reimbursement expenses shall be reported as an income to you on an IRS Form 1099.

(vii)    Reimbursement for Attorney's Fees: The Company will reimburse you for up to $5,000.00 for reasonable attorney's fees incurred by your counsel to review and provide counsel to you in connection with this Separation Agreement, promptly following you providing appropriate documentation of such expenses. These reimbursement expenses shall be reported as an income to you on an IRS Form 1099.

3.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

4.EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the date you sign this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

5.RETURN OF COMPANY PROPERTY. Within two (2) weeks of the Separation Date, you will return any of the Company's property, documents and confidential information in your possession, custody, or control; provided however, that you can keep your laptop computer so long as you first allow the Company to remove preserve any Company information contained on this computer and thereafter expunge any such information from it.

6.CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Nondisclosure Agreement (the “Nondisclosure agreement”), a copy of which is attached hereto as Exhibit A.

7.NONDISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.NO ADMINISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9.YOUR RELEASE OF CLAIMS.

a.General Release. In exchange for the consideration under this Separation Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Separation Agreement.

b.Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

c.Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Separation Agreement. In addition, nothing in this Separation Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

10.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

11.THE COMPANY'S RELEASE OF CLAIMS. The Company hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conducts, or omissions prior to or on the date it signs this Separation Agreement; provided, however, that this release shall not extend to: (1) any claims arising after the date this Separation Agreement is signed, including without limitation any claims for breach of this Separation Agreement; (2) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company's confidential, proprietary, or trade secret information; or (3) claims arising at any time from any violations of federal or state law.

12.SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you or the Company at present, you and the Company acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Except as to claims which are expressly reserved herein, you and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

13.NO VOLUNTARY ADVERSE ACTIONS; COOPERATION. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parent, subsidiary, or affiliate entities, or their officers, directors, members, employees or agents, except in the course of a government investigation or as required by compulsion of law (including as required by subpoena or deposition notice). In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties (e.g., demands to produce documents or testimony pursuant to subpoena), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you may incur in connection with any such cooperation effort (pro-rated for partial days); provided, however that no per diem payment will be made for any time you spend testifying in deposition, court hearing, or other legal proceeding. The Company will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

14.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, or any applicable law or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers' compensation claim.

15.MISCELLANEOUS. This Separation Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises set forth in the Transition Agreement. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable. This Separation Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Separation Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Separation Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.
Sincerely,
ZELTIQ AESTHETICS, INC.

/s/ Jean George
Jean George
Director

I have read, understand and agree fully to the foregoing separation agreement:

/s/ Gordie Nye
Gordie Nye
Dated: June 8, 2012

[ZELTIQ LOGO]

NONDISCLOSURE AGREEMENT

THIS NONDISCLOSURE AGREEMENT (this “Agreement”) governs the disclosure of information by and between ZELTIQ AESTHETICS, INC. , a Delaware corporation (“ZELTIQ”) and Gordie Nye, an individual, (“Recipient”) as of July 27, 2009 (the “Effective Date”).
1.As used herein, “Confidential Information” shall mean any and all technical and non-technical information that ZELTIQ provides Recipient, whether in graphic, electronic, written or oral form, and including but not limited to any patent and patent applications, trade secrets, and proprietary information as well as any ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, algorithms, software programs, software source documents, firmware and formulae related to the current, future, and proposed products and services of ZELTIQ, and any information concerning any research, experimental work, development, design details and specifications, engineering, financial information, purchasing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans of ZELTIQ and information ZELTIQ provides regarding third parties.

2.Recipient agrees that for a period of four (4) years from disclosure of Confidential Information and notwithstanding any termination of this Agreement it will hold in strict confidence and not disclose to any third party any Confidential Information except as approved in writing in advance by ZELTIQ, and will use the Confidential Information for no purpose other than for the purpose furthering a business relationship with ZELTIQ. Recipient shall only permit access to Confidential Information to those of its employees or authorized representatives having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Intangible Confidential Information shall be designated as confidential by ZELTIQ at the time of disclosure.

3.Recipient shall not be required to treat information as Confidential Information if such information: (a) was already lawfully known to Recipient at the time of receipt from ZELTIQ; (b) was otherwise available to the public at the time of its receipt by Recipient from ZELTIQ; or (c) subsequently becomes published or available to the public other than by a breach of this Agreement.

4.Recipient immediately shall notify ZELTIQ upon discovery of any loss or unauthorized disclosure of the Confidential Information.

5.Recipient recognizes and agrees that nothing contained in this Agreement shall be construed as granting it any property rights, by license or otherwise, to any Confidential Information, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. Recipient shall not make, have made, use or sell for any purpose any product or service or other item using, incorporating or derived from any Confidential Information absent separate written approval of ZELTIQ. Recipient assigns to ZELTIQ all right, title and interest to any and all inventions solely or jointly conceived or developed by Recipient using any Confidential Information.

6.Recipient agrees promptly and fully to disclose to ZELTIQ any invention or other intellectual property, including trademarks, which Recipient may make, whether alone or jointly, resulting from use of Confidential Information, that all rights in any such invention or other intellectual property, including trademarks, shall belong solely to ZELTIQ and that Recipient will execute any documents or take such other action (at ZELTIQ's expense) as may be required to confirm such rights.

7. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Confidential Information shall remain the property of ZELTIQ and shall contain any and all confidential or proprietary notices or legends which appear on the original. Recipient agrees that any software programs contain valuable confidential information and agrees that it will not modify, reverse engineer, decompile, create other works from, or disassemble any software programs contained in the Confidential Information without the prior written consent of ZELTIQ.

8.This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party. Recipient's obligations under this Agreement shall survive termination of the Agreement between the parties and shall be binding upon Recipient's heirs, successors and assigns. Upon termination of the Agreement, or upon written request of ZELTIQ, Recipient shall promptly return to the ZELTIQ all documents and other tangible materials representing the Confidential Information and all copies thereof.

9.This Agreement shall be governed by and construed in accordance with the laws of California. This Agreement sets forth the complete, exclusive and final statement of the agreement between the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties regarding such subject matter. This Agreement may not be amended except by a writing signed by both parties hereto. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. Recipient will not assign or transfer any rights or obligations under this Agreement without the prior written consent of ZELTIQ. Any such assignment without prior consent shall be null and void. Recipient shall not export, directly or indirectly, any technical data acquired from ZELTIQ pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the end of this Agreement or such other address as either party may specify in writing. This Agreement may be executed in counterparts.

In Witness Whereof, the parties hereto have caused this Non-Disclosure Agreement to be executed and effective as of the Effective Date.

ZELTIQ AESTHETICS, INC.

By:	/s/ Mitch Levinson	Date:	July 28, 2009
Print Name:	Mitch Levinson

Recipient

By:	/s/ Gordie Nye	Date:	July 28, 2009
Print Name:	Gordie Nye